Exhibit 99

Piper Sandler Companies 800 Nicollet Mall, Suite 1000 Minneapolis, MN 55402 CONTACT Tim Carter Chief Financial Officer Tel: 612 303-5607 timothy.carter@psc.com

F O R  I M M E D I A T E  R E L E A S E

Piper Sandler Companies Elects Brian R. Sterling to

Board of Directors

MINNEAPOLIS – January 4, 2021 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, is pleased to announce the addition of Brian R. Sterling to its board of directors.

After 18 years with Sandler O’Neill & Partners, L.P., Sterling joined Piper Sandler & Co. in 2020 in connection with the firms’ merger. While at Sandler O’Neill, Sterling was a principal and co-head of investment banking. Earlier in his career, he was a managing director at Merrill Lynch and worked in the corporate finance department at Wertheim Schroder & Co. Sterling began his career as an attorney with Skadden, Arps, Slate, Meagher & Flom.

Sterling retired from Piper Sandler & Co. on December 31, 2020, but will continue to provide consulting services through 2021.

“We are excited to have Brian join our board of directors. He has been a great partner and trusted advisor to us throughout the past year and he played a critical role in the successful merger between Piper and Sandler. As co-head of Sandler’s investment banking group, Brian helped grow that business into the industry leader for financial services. I know Brian will bring a valuable perspective to our board and we will continue to lean on his expertise to help us cultivate relationships across various sectors,” said Chad Abraham, Piper Sandler Companies chairman and chief executive officer.

Sterling earned a bachelor’s degree in economics from the Wharton School of the University of Pennsylvania and a Juris Doctor from Yale Law School.

About Piper Sandler

As a leading investment bank, we enable growth and success for our clients through deep sector expertise, candid advice and a differentiated, highly productive culture. We transcend transactions to define possibilities—enabling clients to achieve their short-term goals while realizing their long-term vision. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. Learn more at PiperSandler.com.

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Private equity strategies and fixed income advisory services are offered through separately registered advisory affiliates.

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©2020. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036